Exhibit 99.1

RISK FACTORS

Statements in this Form 10-Q that are not historical facts are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include, but by way of example only, statements regarding the Company’s Strategic Plan, and projections regarding financial impacts of planned organizational re-alignment, outsourcing projects, new product roll-out and cost reductions in general. These statements, when made, are intended to reflect VIA management’s then current views with respect to future events and expectations and are subject to a number of risks, assumptions and uncertainties, including those discussed below, which could cause our actual results to differ materially from those projected in such statements.

WE HAVE A HISTORY OF NEGATIVE CASH FLOW AND WE MAY NEVER ACHIEVE POSITIVE CASH FLOW

For the three months ended March 31, 2004, we experienced a net loss from continuing operations of ($9.8) million. While we have reduced our net loss from continuing operations, we will not be able to continue to support our operations, deliver quality customer service, and improve our financial reporting infrastructure without material increases in revenues. Our immediate goal is to generate recurring and positive cash flows on a consolidated basis. This goal, however, is predicated on the assumption that we can increase revenues and continue to reduce costs. If we are unable to increase our revenues or otherwise reduce our costs and investment expenditures, we will continue to experience negative cash flow.

WE ARE IMPLEMENTING A NEW BUSINESS PLAN, WHICH MAY NOT BE SUCCESSFUL

In March 2003, we adopted a new business plan for 2003-2005. We have implemented many initiatives in 2003 and 2004 from the Strategic Plan and will continue to do so in 2004-2005. This Strategic Plan calls for a fundamental shift in our business model from a focus on dial-up and leased line Internet access services to web-hosting and Internet security services. It also involves a fundamental shift in our operational approach through outsourcing a number of administrative functions. The Strategic Plan may not succeed, may result in increased costs, and may not provide anticipated increased revenues.

We have outsourced certain functions, and our providers may not deliver the anticipated level of service and functionality and may have substantial technological or operational weaknesses.

We have outsourced certain key network, IT, finance and administration systems and processes to third party vendors. We cannot be assured that these third parties will be able to deliver the anticipated and desired results. These third parties may not provide the anticipated level of service and functionality and may have substantial technological or operational weaknesses. This may increase our costs, which will negatively affect our results of operations. Our use of these outsource providers requires us to rely on the contractual relationships we maintain with them and we will not be able to control directly their quality of service or level of cooperation. As a result, we may lose a certain degree of day-to-day control over the outsourced functions and we will be dependant on continued adherence to contractual service descriptions and service level agreements. We may experience disputes with outsourcing providers to enforce our rights or address service issues. These issues may affect negatively our ability to deliver quality service to our customers and deliver accurate financial reporting on our operations.

The success of our product development plans depends on our ability to identify vendors and others who can provide quality and dependable service and to successfully negotiate agreements with these vendors and providers so that we can deliver the products and services profitably to our customers.

Our product development plans call for the introduction of more sophisticated products and services as well as products that will enhance our ability to serve as a single-source provider of communications solutions. When we launch new products and services, we typically partner with technology vendors and other third party providers. The development and success of our new products and services depends on our ability to identify vendors and providers who can provide quality and dependable service. In addition, we must successfully negotiate satisfactory agreements with these vendors and providers so that we can deliver the products and services profitably to our customers. Our success with new products and services and existing products and services also depends on our ability to integrate sale, provisioning and billing for these products and services into our sales force training and into our other systems and processes. Our goal of generating recurring and positive cash flows on a consolidated basis depends, in part, on successfully introducing new products and services. Once products and services are launched we must aggressively build market share in order to achieve the anticipated revenue forecasted for the new products and services. If we are unsuccessful in our marketing efforts, encounter any significant delays in introducing new products and services, or are unable to successfully sell new products and services once they have been introduced, our financial performance will be negatively impacted.

Our sales force reorganization into VIA Express and Industry Solutions requires us to upgrade our direct sales force, recruit reseller candidates and provide them with necessary back-office solutions, and build or acquire end-to-end automated customer acquisition, order entry, provisioning and billing solutions.

Our new sales strategy requires that we focus our direct sales force on selling more sophisticated, high margin, value-added services and channel our more basic products such as access and shared web-hosting to indirect and web-based sales. As a part of the new emphasis on our VIA Express channel, we may reduce our direct sales force in certain country operations. The termination of sales staff, efforts to recruit new sales professionals and the training of our sales force may distract us from generating or impair our ability to generate new revenues. As a result, our operating results may suffer. As we reorganize our sales force, we may experience higher turnover and the loss of more key salespersons than anticipated. Our sales strategy also calls for enhancing our indirect and automated web sales capabilities. This component of our strategy depends on successfully identifying and recruiting capable reseller candidates and delivering back-office solutions enabling them to maximize sales opportunities, as well as address customer support issues. For web-based sales, our strategy depends on building or acquiring end-to-end automated customer acquisition, order entry, provisioning and billing solutions. If we fail to successfully implement and execute any one or more of these components, our sales strategy may not succeed and our operating results will be negatively impacted.

We may not be able to keep up with rapid technological and other competitive changes affecting our industry.

The markets in which we compete are characterized by rapid consolidation of competitors, changing technology, evolving industry standards, frequent enhancements to existing services and products, the introduction of new services and products and changing customer demands. These market characteristics are heightened by the emerging nature of the Internet and the trend for companies from many industries to offer Internet-based products and services. In addition, the widespread adoption of new Internet, networking, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure. Our future success will depend on our ability to respond to changing technologies on a timely and cost-effective basis. Our operating results may be adversely affected if we cannot successfully develop, introduce, or market new services and products. In addition, if we fail to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in other product development efforts, such failure could have a material adverse effect on our business, financial condition and operating results.

RESTRUCTURING OF OUR ORGANIZATION, CONSOLIDATION OF EXISTING FUNCTIONS AND ADDITIONAL EMPLOYEE RESPONSIBILITIES MAY RESULT IN OUR INABILITY TO RETAIN OR RECRUIT KEY PERSONNEL

In 2004, we plan to continue our efforts to reduce costs. These efforts include, but are not limited to, continuing initiatives to reduce customer churn through standardization of churn measurements, programmed communications and new customer retention sales incentives, replacing non-performing sales professionals and refocusing our sales force, and refining our web sales tool to automate and standardize orders, pricing and other system data related to access services. Many of these measures will consolidate existing functions and require employees to take on additional responsibilities. In addition, these measures may result in greater organizational uncertainty, low morale and a higher than anticipated employee turnover. Over the past two years, we have experienced significant management turnover. Our success also depends on attracting and retaining key management, many of whom may be difficult to replace. If we are unable to find suitable replacements for any one or more of these key employees, our ability to implement these measures and the success of our Strategic Plan may be negatively impacted. There can be no assurances that our operations will not suffer from unanticipated employee departures or from our inability to quickly engage qualified replacements.

OUR ACQUISITION STRATEGY MAY NOT ACHIEVE THE FAVORABLE RESULTS WE ARE SEEKING

With significant improvements achieved in operations, we now seek to enhance our product portfolio and sales efforts by exploring the opportunity for acquisitions. A proactive acquisition program brings with it certain risks, including the following:

•                                          While we have established a small team of internal resources, we expect that broader participation from management will be required in the course of the due diligence, negotiation and post-closing activities as suitable targets are identified. Senior management may be distracted from normal executive responsibilities and implementation of the Strategic Plan. This may slow the pace of operational improvements and other, revenue generating, activities;

•                                          We may face significant integration issues in connection with acquisitions. This may distract senior management, create unanticipated costs and may cause the quality of our services to suffer, resulting in the loss of customers and revenue; and

•                                          We will seek to build legal protections into acquisition agreements. However, we may purchase undisclosed liabilities or experience lower than projected operating results in newly acquired companies, which could adversely affect our future operating results.

WE MAY NOT REALIZE THE ANTICIPATED FINANCIAL OR COMMERCIAL BENEFITS FROM THE ACQUISITION OF THE AMEN GROUP

In January of 2004, we acquired a group of European-based web-hosting companies with operations in France, Italy, Spain and the United Kingdom, the “Amen Group.” We may experience difficulties associated with integrating the Amen Group’s businesses and systems that would result in greater than anticipated costs. There may be delays in transitioning internal and industry knowledge from the Amen Group to our personnel, which could distract management, increase costs and restrict revenue opportunities. The Amen Group business model may be subject to unforeseen price reductions in response to competition, which could reduce revenue without a corresponding reduction in cost.

WE MAY NOT REALIZE THE ANTICIPATED FINANCIAL AND COMMERCIAL BENEFITS OF OUTSOURCING SOME OF OUR FINANCIAL AND ADMINISTRATIVE FUNCTIONS AND AS A RESULT MAY SUFFER MATERIAL LOSS

In the past, we have experienced operational difficulties with efforts to upgrade or deploy new back office systems. Our decision to outsource certain network, IT, finance and administration systems to a shared service center may result in unanticipated difficulties such as loss or impairment of data integrity.

Our outsourcing providers provide their own personnel to manage the outsourced functions. This results in a reduction of our own organizational competencies and may create problems in coordinating these functions with the continued implementation of our Strategic Plan. We may also experience delays in response or failure to maintain software and system upgrades. Outsourcing providers may not meet our requirements and their personnel may fail to provide quality service. As a consequence, our overall costs may rise. If we experience difficulties with a provider, we may wish to bring the outsourced services back in-house or terminate our relationship with the provider and procure a different provider. As the number of providers is limited, it may be difficult or even impossible to transfer to another provider. Further, because our outsourcing plans call for a significant reduction in staff we may lack the ability in the short term to return the services in-house. Contractual difficulties may also impede our ability to terminate the outsourcing relationship. This may lead to costly and distracting disputes and litigation.

FAILURE TO ATTRACT AND RETAIN SENIOR MANAGEMENT AND CERTAIN OTHER KEY EMPLOYEES MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS

Our future success depends on the continued service and performance of our senior management and certain other key employees. In the past, we have been dependent on certain specialized systems personnel to operate, maintain and upgrade our systems. In an effort to reduce our costs, we have outsourced many of these responsibilities to outside personnel, who may be less experienced and less knowledgeable than our former employees. In the past we have made significant headcount reductions and expect to make further reductions in the future. These reductions and our reliance on outside personnel may impair our ability to attract and retain senior management and certain other key employees. Our inability to attract and retain senior management and certain other key employees could adversely affect our business, financial condition and operating results.

IF DEMAND FOR OUR PRODUCTS AND SERVICES DOES NOT INCREASE AS WE EXPECT, OUR ABILITY TO INCREASE OUR REVENUES WILL BE NEGATIVELY AFFECTED

If the demand for our current and planned Internet services fails to develop, or develops more slowly than we anticipate, we may not be able to increase our revenues at the rate we have projected. Obstacles to demand for our products and services include:

•                                          public concern about the economic viability of Internet services providers and the Internet industry in general;

•                                          failure of regulators to take adequate steps to prevent incumbent and larger telecommunications providers from monopolizing the market;

•                                          lack of developed infrastructure to support Internet applications and access to broadband services; and

•                                          limited access to Internet services.

In particular, we depend on increasing demand for Internet services by SMEs. Demand by SMEs is dependent on the extent to which they and their customers and suppliers adopt the Internet as a means of doing business, and they utilize Internet technologies to deal with internal business processes. Demand will also depend on whether there is a continuing economic downturn, which may result in reduced spending by SMEs on Internet products and services. Furthermore, as competition reduces prices for Internet access in many of our markets, we are increasingly dependent on our ability to sell higher profit margin services such as security services, web-hosting, and ecommerce solutions. Finally, an increasing number of Internet services providers are going out of business in our key markets. This results in customer reluctance to rely on businesses such as ours for critical business functions.

COMPETITION FOR CUSTOMERS IN OUR MARKETS MAY CAUSE US TO REDUCE OUR PRICES OR INCREASE SPENDING, WHICH MAY NEGATIVELY AFFECT OUR REVENUES AND OPERATING RESULTS

Some of our competitors have greater market presence, brand recognition and financial, technical and personnel resources than we have. Although our competitors and their resources vary depending on the market and the country, these competitors may include local and regional Internet services providers, telecommunications companies and cable companies. Some of our competitors, in particular the telecommunications companies, have large existing networks and customer bases. Increasing competition may create pressure to reduce our prices while at the same time improving our products and services. There is no assurance that the price and performance of our services and products will be superior relative to the services and products of our competitors. As a result, we may experience a loss of competitive position that could result in lower prices, fewer customer orders, reduced revenues, reduced profit margins and loss of market share.

OUR BRAND NAMES AND TRADEMARKS ARE DIFFICULT AND COSTLY TO PROTECT AND AS A RESULT WE MAY BECOME INVOLVED IN TRADEMARK INFRINGEMENT LITIGATION

We are aware of other companies using or claiming to have rights to use trademarks that are similar to our marks and variations of those marks, including the VIA NET.WORKS mark. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. The users of these or similar marks may be found to have senior rights if they were ever to assert a claim against us for trademark infringement. If an infringement suit were instituted against us, even if groundless, it could result in substantial litigation expenses. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition and operating results.

We are currently engaged in litigation with a third party telecommunications provider in Spain, who opposed the Spanish Trademarks and Patents Official Agency’s granting the Spanish Amen Group company the trademark “Amen.” The Spanish Trademarks and Patents Official Agency granted and authorized the Spanish Amen Group company the use of the trademark “Amen” within Spain. Nevertheless, the third-party telecommunications provider has appealed this decision. If this appeal were to be successful, we could be forced to cease using the Amen mark and may be required to pay damages, although we believe that any such damages would be immaterial.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE U.S. DOLLAR AND THE VARIOUS CURRENCIES IN WHICH WE CONDUCT BUSINESS MAY AFFECT OUR OPERATING RESULTS

We record the revenues and expenses of our local operations in their local currencies and translate these amounts into U.S. dollars for purposes of reporting our consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our revenues, expenses and results of operations as well as the value of our assets and liabilities. Fluctuations in foreign currency exchange rates may also adversely affect the comparability of period-to-period results. For example, if the average value of the Euro decreases in relation to the U.S dollar during a quarterly period as compared to the prior period, each Euro will convert to fewer U.S dollars during that quarterly period than the prior period and we will report lower revenue growth than what would have been calculated in local currencies for that period. In addition, we hold foreign currency balances that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. In projecting future operating results, we make certain assumptions about the fluctuation of the home currencies of our operations. If these assumptions turn out to be materially inaccurate, our actual operating results may be materially different from our projections.

REGULATORY AND ECONOMIC CONDITIONS IN THE COUNTRIES WHERE WE OPERATE ARE UNCERTAIN, AND MAY DECREASE DEMAND FOR OUR SERVICES, INCREASE OUR COSTS, OR OTHERWISE REDUCE OUR BUSINESS PROSPECTS

Our operating companies are located in countries with rapidly changing regulatory and economic conditions that may affect the Internet services industry. New laws or regulations pertaining to the Internet or telecommunications, or the application or interpretation of existing laws and regulations, could decrease demand for our services, increase our costs, or otherwise reduce our profitability or business prospects. Examples of the types of laws and regulations that could adversely affect us include laws that:

•                                          impose taxes on transactions made over the Internet;

•                                          impose telecommunications access fees on Internet services providers or other increases in access, transit or general telecommunications costs

•                                          prohibit the transmission of various types of information and content over the Internet;

•                                          impose requirements that Internet services providers protect users’ privacy, monitor content, or permit government interception of data traffic; and

•                                          increase the likelihood or scope of competition from telecommunications or cable companies.

For example, a number of European countries have enacted legislation that requires Internet services providers to establish technical means to permit national authorities to intercept data traffic of identified customers. The application of these laws to Internet services providers has been subject to significant opposition from Internet services providers industry groups in Germany, the United Kingdom and the Netherlands, among others, because of the substantial cost Internet services providers would incur in order to comply with these laws. Ultimately, these requirements may impose significant costs on our operations in these countries, which would negatively impact our operating results. These laws could also increase our competition or change our competitive environment so that customer demand for our products and services is affected adversely.

In addition to risks we face from new laws or regulations, we face uncertainties in connection with the application of existing laws to the Internet. It may take years to determine the manner in which existing laws governing issues like property ownership, libel, negligence and personal privacy will be applied to communications and commerce over the Internet.

WE RELY ON TELECOMMUNICATIONS PROVIDERS IN OUR MARKETS TO PROVIDE OUR CUSTOMERS WITH RELIABLE ACCESS TO OUR SERVICES, AND FAILURES OR DELAYS IN PROVIDING ACCESS COULD LIMIT OUR ABILITY TO SERVICE OUR CUSTOMERS AND IMPACT OUR REVENUES AND OPERATING RESULTS

Our customers typically access our services either through their normal telephone lines or dedicated lines provided by local telecommunications providers specifically for the purposes of accessing and utilizing the Internet. Our customers are usually required to maintain their telephone line to utilize certain of our resold voice services or must have a preexisting voice service prior to switching to our voice service, depending on the resold voice service we offer. In some of our markets, we experience delays in delivery of new telephone or dedicated lines that prevent our customers from utilizing our services. These delays result in lost revenues. Additionally, some local telecommunications providers that provide Internet services provide delivery of telephone or dedicated lines to their own Internet customers on a preferential basis, which may cause us to lose current and potential customers. We also lease network capacity and VPNs from telecommunications providers and rely on the quality and availability of their service. These companies may experience disruptions of service, which could disrupt our services to, or limit Internet access for, our customers. We may not be able to replace or supplement these services on a timely basis or in a cost-effective manner, which may result in customer dissatisfaction and lost revenues. In addition, to the extent that alternative local access providers fail in any particular market, the incumbent telecommunications providers will experience less competitive price pressure for access, which could increase our cost structures and impair our profit margins.

WE DEPEND ON THE RELIABILITY OF OUR NETWORK AND SYSTEMS, AND A FAILURE OR A BREACH OF OUR SECURITY MEASURES COULD RESULT IN A LOSS OF CUSTOMERS AND REDUCED REVENUES

We are able to deliver services only to the extent that our network and systems are protected against damages from technical, network or system failures, computer viruses, natural disasters and unauthorized access or intentional acts or omissions caused by third parties. Any failure, accident or security breach that causes interruptions in our operations could impair our ability to provide services to our customers and negatively impact our revenues and results of operations. To the extent that any disruption or security breach results in a loss or damage to our customers’ data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches. Although we currently possess errors and omissions insurance and business interruption insurance, these policies may not provide effective coverage upon the occurrence of a material event or a combination of events.

WE MAY BE LIABLE FOR INFORMATION DISSEMINATED OVER OUR NETWORK

We may face liability for information carried on or disseminated through our network. Alternatively, we may incur costs associated with efforts to prevent access to certain information from our network as required by governmental authorities. The laws governing these matters vary from jurisdiction to jurisdiction. Some types of laws that may result in our liability for information disseminated over our network include:

•                                          laws designed to protect intellectual property, including trademark and copyright laws;

•                                          laws relating to publicity and privacy rights and laws prohibiting defamation;

•                                          laws restricting the collection, use and processing of personal data; and

•                                          laws prohibiting the sale, dissemination or possession of offensive or pornographic material.